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                       March 30, 2022

       Frank Saracino
       Chief Financial Officer
       BrightSpire Capital, Inc.
       590 Madison Avenue, 33rd Floor
       New York, NY 10022

                                                        Re: BrightSpire
Capital, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-38377

       Dear Mr. Saracino:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction